UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2020

GOSSAMER BIO, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38796	47-5461709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3013 Science Park Road San Diego, California, 92121
(Address of Principal Executive Offices) (Zip Code)

(858) 684-1300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GOSS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

Public Offering of Common Stock

On May 21, 2020, Gossamer Bio, Inc. (the “Company”) completed the public offering of 9,433,963 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at a public offering price of $13.25 per share (the “Common Stock Offering”).

In connection with the Common Stock Offering, on May 18, 2020, the Company entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with BofA Securities, Inc. and SVB Leerink LLC, as representatives of the several underwriters named therein, relating to the issuance and sale of the Shares. Under the terms of the Common Stock Underwriting Agreement, the underwriters agreed to purchase the Shares from the Company at a price of $12.455 per Share. In addition, under the terms of the Common Stock Underwriting Agreement, the Company granted the underwriters a 30-day option to purchase up to 1,415,094 additional shares of Common Stock. The Company expects to use the net proceeds from the Common Stock Offering to fund research and development of the Company’s product candidates and development programs and for working capital and general corporate purposes.

Public Offering of Convertible Senior Notes

On May 21, 2020, the Company completed the public offering of $200.0 million aggregate principal amount of the Company’s 5.00% convertible senior notes due 2027 (the “Notes,” and such offering, the “Convertible Notes Offering”).

In connection with the Convertible Notes Offering, on May 18, 2020, the Company entered into an underwriting agreement (the “Convertible Notes Underwriting Agreement,” and together with the Common Stock Underwriting Agreement the “Underwriting Agreements”) with BofA Securities, Inc., SVB Leerink LLC and Piper Sandler & Co., as representatives of the several underwriters named therein, relating to the issuance and sale of the Notes. Under the terms of the Convertible Notes Underwriting Agreement, the Company granted the underwriters an option, exercisable for 13 days, to purchase up to an additional $30.0 million aggregate principal amount of Notes solely to cover over-allotments. The Company expects to use the net proceeds from the Convertible Notes Offering to fund research and development of the Company’s product candidates and development programs and for working capital and general corporate purposes.

The Notes were issued pursuant to an indenture, dated as of May 21, 2020 (the “Base Indenture”), between the Company and Wilmington Trust, National Association as trustee (the “Trustee”), as supplemented by that certain first supplemental indenture, dated as of May 21, 2020, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes will mature on June 1, 2027. Interest on the Notes will accrue at a rate of 5.00% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2020.

The Notes were priced to investors in the offering at 100% of their principal amount, and the underwriters agreed to purchase the Notes from the Company pursuant to the Convertible Notes Underwriting Agreement at a price of 97% of their principal amount. The Notes are senior unsecured obligations of the Company, ranking senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes, and are effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness, including all indebtedness under the Company’s existing credit, guaranty and security agreement with MidCap Financial Trust, as agent and lender and the additional lenders party thereto.

Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of common stock, at the Company’s election. The initial conversion rate is 61.6095 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $16.23 per share of common stock). The conversion rate is subject to adjustment in some events as described in the Indenture.

Holders may convert their notes at their option only in the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on September 30, 2020, if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any 10 consecutive trading day period (such 10 consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of the Company’s common stock on such trading day and the conversion rate on such trading day; (3) upon the occurrence of certain corporate events or distributions on the Company’s common stock; (4) if the Company calls such notes for redemption; and (5) at any time from, and including, March 1, 2027 until the close of business on the scheduled trading day immediately before the maturity date.

In addition, following certain corporate events that occur prior to the maturity date or upon the Company’s issuance of a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such corporate event or during the related redemption period in certain circumstances by a specified number of shares of common stock as described in the Indenture.

The Company will not have the right to redeem the Notes prior to June 6, 2024. On or after June 6, 2024 and on or before the 50th scheduled trading day immediately before the maturity date, the Company may redeem the Notes, in whole or in part, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect on (1) each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (2) the trading day immediately before the date the Company sends such notice. In the case of any optional redemption, the Company will redeem the Notes at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company undergoes a fundamental change described in the Indenture prior to the maturity date of the Notes, except as described in the Indenture, holders of the Notes may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture provides for customary terms and covenants, including that upon certain events of default, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the unpaid principal amount of the Notes and accrued and unpaid interest, if any, thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of the Notes together with accrued and unpaid interest, if any, thereon will automatically become and be immediately due and payable.

General

The Common Stock Offering and the Convertible Notes Offering are being made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-237639), initially filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2020, and prospectus supplements and accompanying prospectus filed with the SEC.

The Underwriting Agreements contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of the Common Stock Underwriting Agreement, Convertible Notes Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the Notes is not complete and is qualified in its entirety by reference to the full text of the Common Stock Underwriting Agreement, Convertible Notes Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the form of the certificate representing the Notes, copies of which are filed as Exhibits 1.1, 1.2, 4.1, 4.2 and 4.3, respectively, to this report and are incorporated by reference herein. Copies of the opinion of Latham & Watkins LLP relating to the legality of the issuance and sale of Common Stock in the Common Stock Offering and of Notes in the Convertible Notes Offering are attached as Exhibits 5.1 and 5.2, respectively, to this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 above and is incorporated herein by reference.

Item 8.01 Other Information

On May 18, 2020, the Company issued a press release announcing the commencement of the offerings. On May 19, 2020, the Company issued a press release announcing the pricing of the offerings. The press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated May 18, 2020, related to the Common Stock

1.2	Underwriting Agreement, dated May 18, 2020, related to the Notes

4.1	Indenture, dated May 21, 2020

4.2	First Supplemental Indenture, dated May 21, 2020

4.3	Form of Global Note representing 5.00% Convertible Senior Notes due 2027 (included as part of Exhibit 4.2)

5.1	Opinion of Latham & Watkins LLP, related to the Common Stock

5.2	Opinion of Latham & Watkins LLP, related to the Notes

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

99.1	Press Release, dated May 18, 2020

99.2	Press Release, dated May 19, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOSSAMER BIO, INC.

Date: May 21, 2020	By:	/s/ Bryan Giraudo

Bryan Giraudo
Chief Financial Officer

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